Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Credit Suisse Gold Shares Covered Call Exchange Traded Notes due February 2, 2033 Linked to the Credit Suisse NASDAQ Gold FLOWS™ 103 Index	$950,500	$129.65

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

March 7, 2013

Pricing Supplement Addendum No. 1 dated March 7, 2013

To Pricing Supplement No. ETN-6 dated January 28, 2013,

Prospectus Supplement dated March 23, 2012,

and Prospectus dated March 23, 2012

Credit Suisse Gold Shares Covered Call Exchange Traded Notes due February 2, 2033 Linked to the Credit Suisse NASDAQ Gold FLOWS™ 103 Index ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D480/US2254D4806

NYSE Arca Ticker Symbol:	GLDI

Aggregate Offering Price of ETNs:	$950,500

Public Offering Price per ETN:	$19.01

Principal Amount of ETNs:	$1,000,000

Principal Amount per ETN:	$20.00

Trade Date:	March 7, 2013

Settlement Date:	March 12, 2013

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee of up to 0.125% of the stated principal amount of any ETN repurchased. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-24 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse